Exhibit 99.2
ASYST TECHNOLOGIES, #11075210
ASYST TECHNOLOGIES 2ND QUARTER 2007 FISCAL YEAR
November 8, 2006, 2:00 PM ET
Chairperson: John Swenson

Operator:	Good Afternoon Ladies and Gentlemen. Thank you for standing by. Welcome to Asyst Technologies 2nd Quarter 2007 Fiscal Year Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the Question and Answer Session. If anyone should require operator assistance during the conference, please press the “*” key followed by the “0.” As a reminder, this conference is being recorded today, Wednesday, November 8, 2006. I would now like to turn the conference over to John Swenson of Asyst Technologies. Please go ahead, Sir.

John Swenson:	Thank you, Operator. Good Afternoon everyone; and welcome to this 2nd quarter conference call for Asyst Technologies. A press release detailing our financial results for the fiscal 2nd quarter ended September was distributed by BusinessWire earlier this afternoon. The release will be posted to our website, which is at www.asyst.com. To access the release, interested parties should click on the Investor Relations link followed by the Press Release link.

I need to remind you that during today’s call, we will make forward-looking statements. We have no obligation to update these statements. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC as well as today’s press release.

We also will present non-GAAP financial information in this call. For reconciliation of our non-GAAP financial information to the equivalent measures under GAAP, please refer to the press release which, again, is posted to our website.

Now to our conference call. Steve Schwartz, Asyst CEO, will review results and highlights for the 2nd quarter as well as forward guidance. After the formal comments, Steve and I will be happy to take your questions. And now, I’ll turn the call over to Steve Schwartz.

Steve Schwartz:	Thank you John, and thank you all for joining us this afternoon. Results for the September quarter were consistent with the guidance we provided on October 16. This was our first quarter reflecting the increased ownership in ASI.

Highlights in the quarter included very solid gross margin performance at ATI, two significant AMHS penetrations, and another strong share gain and growth quarter for the Spartan product line.

Net sales for the quarter were $123 million, up 5 percent from $117 million in the fiscal 2nd quarter. Sales at ATI were $50 million, essentially flat with the prior quarter. Sales at ASI were $73 million, up approximately 9 percent from Q-1. Sales related to flat panel display at ASI were approximately $4 million, compared with $6 million in the prior quarter.

Overall, sales broke down as follows: 300mm, 74 percent; 200mm, 11 percent; flat panel, 3 percent; and service, 12 percent. OEMs represented 27 percent of sales; and the remainder, or 73 percent of sales, came from end users. By geography, sales broke down as follows: North America, 26 percent; Japan, 34 percent; Taiwan, 25 percent; other Asia-Pacific, 8 percent; and Europe, 7 percent.

Consolidated gross margin for the quarter was 28 percent on a GAAP basis. However, this includes the impact of the purchase accounting adjustments related to the purchase ASI shares. Excluding this impact, the consolidated gross margin was 31 percent, which compares with 35 percent in Q-1.

Consistent with the guidance we provided in October, this was driven by short term declines in margins at ASI, which delivered an adjusted 22 percent gross margin for the quarter. The gross margin profile of ASI’s backlog exiting the quarter was substantially better than the mix of projects that drove the results in Q-2.

Based on our current view of project mix, we anticipate that ASI’s margins will be essentially flat in the December quarter and will steadily improve thereafter toward our near-term target range of 26 percent to 30 percent.

Gross margin at ATI was 44 percent, which is up two points from the prior sequential quarter. The improvement is primarily attributable to continued cost reductions throughout our ATI manufacturing operations.

Now, moving on to operating expenses. Consolidated R&D expense was $9.3 million. However, this includes the before tax impact of the charge for in-process R&D. Excluding this impact, R&D expense was $7.6 million, which compares with $8.4 million in Q-1. This decrease primarily reflects the timing of R&D projects at ASI. As we’ve indicated previously, we’re increasing our R&D investment; and we expect the ongoing rate of R&D spending to be in the range of $8 million to $9 million per quarter.

Consolidated SG&A expense was $20.4 million and includes expenses of $2.8 million related to the stock option inquiry and a benefit of $5.2 million related to the release of bad debt allowance. Approximately $3 million of the bad debt release came sooner than we anticipated, because of improvements in receivables at ASI. We’ve included the bad debt release in our non-GAAP results, because we consistently included the charges related to the bad debt provisions in prior quarters. Excluding all the items I just mentioned, ongoing SG&A expense was essentially flat with the prior quarter.

Other expense of $0.7 million was up from $0.1 million in the prior quarter. This primarily reflects interest expense related to the ASI share purchase.

Net loss on a GAAP basis was $2.4 million or $0.05 per share, which compares with $0.5 million or $0.01 per share in the prior quarter. On a non-GAAP basis, we reported net income of $0.17, which is above the guidance we provided in October as a result of the larger than expected release of bad debt allowance.

We ended the quarter with $87 million of cash and short-term investments, down from $106 million at the end of June. The decline primarily reflects the $20 million cash payment related to the ASI share purchase.

Total short and long-term debt, as of the end of the quarter, was $171 million, up from $100 million as of the end of June. Again, this primarily reflects incremental debt incurred to finance the ASI share purchase.

Now, moving on to bookings. Consistent with the estimate we provided on our call three weeks ago, bookings in the September quarter were approximately $119 million. This compares with $173 million in the prior quarter, which set a new record for semiconductor bookings. Bookings at ATI were $50 million, down 9 percent from $55 million in the first fiscal quarter. The decline was primarily in 200mm products, as 300mm bookings at ATI were up quarter-over-quarter.

Bookings at ASI were $69 million, which was down from $118 million in the prior sequential quarter. ASI’s bookings were expected to decline after we booked six projects of $20 million or more over the March and June quarters. In contrast, we booked only one project of that size in the September quarter, as well as one flat panel project that came in at $18 million.

As these projects are installed and these customers make commitments for the next phases, we anticipate booking at least three projects in the range of $25 million to $30 million over the next two quarters, as well as five projects for both flat panel and semiconductor, in the range of $5 million to $15 million. We believe this puts us on track for record bookings in semiconductor AMHS this year. We believe this also validates the increasing importance of AMHS to productive manufacturing and the robust growth opportunity in this segment.

Within the September booking results for ASI are two penetrations that will be key to our longer term outlook. The first is the flat panel project I mentioned. This will be an application of our new Gen 8 transportation technology in a Gen 5.5 fab. At $18 million, the first phase of the project represents the largest flat panel order we’ve taken in more than a year. It also marks our reentry into the market for large green-field panel AMHS projects.

Regardless of short-term supply and demand issues, flat panel AMHS is a large market. And, we believe that the long-term opportunity for our technology will grow as demand for large screen television expands.

The second significant penetration is for a major semiconductor manufacturer in Korea. This customer has been served exclusively by a competitor for both semiconductor and flat panel. Although this initial penetration is relatively small, it gives us the opportunity to demonstrate our technical capabilities every day in this customer’s fab. And, we believe it will give us the opportunity to be seriously evaluated for larger semiconductor and flat panel projects in the future.

AMHS is one of the stickiest applications in a fab; and incumbent suppliers almost always have the inside track for new business. But, in the past three years, we’ve been the only AMHS supplier to successfully win business away from competitors; and we’ve done it on three separate occasions. We believe this speaks to our technical capabilities and to ASI’s exceptional reputation in the AMHS market.

Overall bookings broke down as follows: 300mm, 60 percent; 200mm, 14 percent; flat panel, 18 percent; and service, 8 percent. OEMs represented 27 percent of sales, and the remainder, or 73 percent of sales, came from end-users.

By geography, bookings broke down as follows: North America, 19 percent; Japan, 22 percent; Taiwan, 4 percent; other Asia-Pacific, 26 percent, including 17 percent in Korea; and, Europe, 27 percent.

The Company’s overall book-to-bill ratio was 0.97:1 and backlog as of the end of the quarter was approximately $207 million.

Bookings of Spartan products, both sorters and EFEM, increased 24 percent quarter-over-quarter and represented 20 percent of ATI’s bookings in the September period. The Spartan sorter currently has penetrated 15 major chip and wafer manufacturers across 23 separate 300mm production fabs. We believe that we’ll exit the fiscal year as the clear leader in the sorter market. We’re on track with our cost programs for the Spartan sorter, and we currently do not see anything in the marketplace that can compete with the performance of the product.

We had two additional design wins for the Spartan EFEM in the September quarter. Spartan EFEM bookings were up nearly 90 percent sequentially and represented 9 percent of total ATI bookings in the quarter. Currently, 11 OEMs are on the Spartan platform representing 13 different tools; and we continue to engage with a large number of additional OEMs for potential design wins.

In addition, the IsoPort was selected for a large new memory fab in Japan through a direct negotiation with the customer. We’ve won most of the automation in this new fab, including AMHS, and a significant percentage of the sorters, and now a direct load port deal. We’ve also been chosen as one of two preferred load port suppliers and the only preferred U.S. load port supplier for a large foundry customer in Taiwan. In the September quarter, we had four additional wins for our market-leading Auto-ID products and three new wins for our leading connectivity software.

Since we announced our increased ownership in ASI in June of this year, we’ve talked with you about five key initiatives that will begin to unlock value from the unification of the business. I want to provide you with an update on the progress of these initiatives as we mark roughly four months post-transaction.

In the Product area, we’ve largely completed defining an organizational structure that will align all products under joint ATI and ASI leadership. This will ensure that we’re properly deploying resources toward the products and programs that will be the automation backbone of future fabs. It also will ensure that we’re seizing opportunities to differentiate our products through unique combinations of our total technology portfolio.

We recently entered the market for stocker integrated sorters, which combine our industry-leading Spartan sorter technology with ASI’s widely accepted stocker products.

We also have deployed conveyor-based transport capabilities in three different customer sites, using core technology developed at ATI that’s been enhanced and is being commercialized by ASI. These customer deployments are the result of collaboration that began long before the transaction was completed. They are examples of the high level of integration that already exists across the combined company and of the unique opportunities available to us as we continue to implement a unified product roadmap.

Aggressively pursuing cost reduction in the ASI supply chain is another area where we have a head start. We’ve identified the parts and components of greatest opportunity and already have achieved cost reductions on some parts ranging from 3 percent to 20 percent. This translates into ASI gross margin improvement of approximately 1 point. Some of this benefit is reflected in the average gross margin of our backlog which, as I mentioned, is currently inside our near-term target of 26 percent to 30 percent.

We have the same leadership driving this initiative that has delivered more than 10 points of improvements in our ATI gross margin over the past two years. We’ve only begun to make this transition, and we’re confident that significant ASI cost reduction opportunities, and ultimately higher gross margin targets, are in front of us.

The third area of focus is sales. We’re aligning all global sales under one leader, with regional sales executives reporting up in a classic direct sales model. This transition likely will not provide significant cost savings, as we continue to rely upon the people we have and the experience that they bring. What will change is how we manage customer relationships globally and how we go about cross-selling all of our products and capabilities to customers. We expect to implement these changes over the next several months.

Service will remain linked to our regional sales organization; as this is critical to maintaining and improving our responsiveness to customers. We’re highly focused on running service as a business and on being fairly compensated for the capabilities that we provide to all our customers. This is especially true in the area of AMHS, which is truly a mission-critical capability in most fabs. It’s not practical for customers to take on service of these systems internally; and it’s even less practical to imagine that third-party service providers could provide the required level of system knowledge and the uptime guarantees that we can provide.

Based on the dramatic increases in AMHS activity since 2004, we believe that we have a substantial market opportunity as warranties on these systems begin to expire in 2007 and beyond. By 2009, we believe that our total annual service opportunity will be in the range of $120 million to $150 million, which is roughly double what it is today.

Because of the mission-critical nature of AMHS, we believe that we have an opportunity to take most of this incremental increase in served market, which would allow us to drive Asyst’s current $40 million annual service business to more than $100 million over the next few years.

In a matrix with the regional organizations, we’ll have one leader to drive the growth of the service business globally.

The fifth and final broad initiative relates to other operating synergies and our tax structure. In the current quarter, we expect to collateralize our debt related to the ASI share purchase in Japan and to put that taxable interest expense into Japan. In addition, we’re working to develop a more appropriate tax structure by the beginning of the 2008 fiscal year.

In summary, we’re making significant progress on all of our initiatives. Results related to the supply chain are already unfolding. We’ve also established a foundation for increasing market share through new products, streamlined account management and service, and for maximizing our tax structure. You can expect to hear more from us and to see the results of our efforts in coming quarters.

Now to our outlook for the December quarter. We expect total net sales in the range of $125 million to $135 million, with ATI coming down slightly and ASI sales increasing. Gross margin at ATI is expected to be in the range of 41 percent to 43 percent. Gross margin at ASI is expected to be essentially flat with the adjusted gross margin for Q-2.

As I mentioned, based on current backlog, we expect ASI’s gross margins will begin to return toward our current targeted range beginning in the March quarter. We expect to report GAAP operating results in the range of break even to a net loss of $1 million, or $0.00 to $0.02 per share. We expect to report non-GAAP net income in the range of $6 million to $7.5 million, or $0.12 to $0.15 per share.

Thank you for your time today; and I’ll ask the operator now to come back on so we can field your questions.

Operator:	Thank you. Ladies and Gentlemen, at this time we will begin the Question and Answer Session. If you have a question, please press the star key followed by the “1” on your pushbutton phone. If you would like to decline from the polling process, please press the star key followed by the “2.” You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. If you’re using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please.

Our first question comes from Brett Hodess with Merrill Lynch. Please go ahead.

Brett Hodess:	Good Afternoon. Steve, I’m wondering if you could, talk a little bit more about the opportunities you mentioned. There were three, I believe, projects $25 million to $30 million, and I think it was 5 at $5 million to $15 million—and, I was wondering if you could talk a little bit—you said it’s supposed to spread over the next three quarters. Are they fairly evenly spread? Do you see them back-end or front-end loaded? And, I also thought, maybe if you could give us some color, of those projects are those mostly existing customers, or, beyond the two that—new ones that you described— going into existing facilities or going into new facilities?

Steve Schwartz:	Sure, Brett. Let me—I’ll go backwards in order here. They’re all existing customers, therefore, they are customers whose business we’ve already booked for new facilities that—that haven’t yet started if you will. So, we’re booking, in the next couple of quarters we’ll book the second phase for projects going into fabs that we haven’t even shipped the first phase products into yet. But, they’re for new factories. So, one is flash, one is foundry, one is DRAM.

Brett Hodess:	And—and they’ll be fairly evenly spread over that period, you think? Or—

Steve Schwartz:	Brett, in our forecast the—the next couple of quarters look pretty similar. So, yes.

Brett Hodess:	Okay. And then, theother question I wanted to ask was you were pretty clear on the margins for ASI and the backlog being in that 26 percent to 30 percent range. With ATI operating in this gross margin range, now in the 41 percent to 43 percent range, it’s pretty heavily outsourced at this point—what is the prognosis for ATI margins going forward?

Steve Schwartz:	Brett, we’re pretty pleased the level we have right now—yeah—at the $50 million revenue level of 41 percent to 43, 44 percent gross margins, about what we ought to get. But, there might be a couple of more points; but, that will have to come from—from more revenue on top.

Brett Hodess:	Okay. Very good. Thank you.

Operator:	Thank you. Our next question comes from Tim Arcuri with the Citigroup. Please go ahead.

Brian Lee:	Hi guys. This is actually Brian Lee calling in for Tim. I just had a few quick questions. Maybe if you could talk to your outlook over the next few quarters for what you’re seeing in terms of the competing pricing environment and in AMHS from a modeling perspective, how we should view margins recovering as some of these projects run. Is it going to be more of, uh, you know, a step function or is it muted near-term with the spike mid to late ‘07? Any color there would be great.

Steve Schwartz:	Yeah, Brian, let me start with the margin profile. The margin that we’re living with right now is for products that we’ve, bviously, we’ve already booked. We have contracts now with customers where the pricing doesn’t change. Once we’ve won the business, we generally negotiate a pretty significant part of the business, if not all of the business; and we subsequently get POs. But, once we’ve won the business, we’ve almost always established the price for the business; and we simply take orders for subsequent phases of the business. And it’s—the, the reason it’s important for the customer is that once they start to put a AMHS system in place and one vendor starts to put the supply in, they don’t bring in another—it’s a—not an opportunity to bring in a competitor.

So, the—the reason we have a pretty good look at what the gross margin profile is, is that we have a clear understanding, as subsequently, as we continue to book business for customers we’ve already won,we know what the gross margin profile is going to be.

Brian Lee:	Okay. maybe as a follow up—are your competitors in AMHS doing anything different that is maybe driving additional pricing pressure beyond what you might have expected, or are these margins that you’re seeing in these Phase 1 ramps pretty similar to what you see in—in, you know, past Phase 1 ramps at projects?

Steve Schwartz:

Brian Lee:	—similar projects?

Steve Schwartz:	The—the margin struggle, if you will, is—it’s pretty similar when—when any new piece of business opens up. And, actually, during the last six months, there were three customers where we had to fight for the business again, who are our customers. We’ve hung onto them all — all the contracts are—are profitable; and as we have opportunities in subsequent phases to continue to improve the cost structure, the gross margin will—will increase as well. In terms of differences, the technologies are pretty similar. There are small differences that our competitors have brought to market, as have we. I wouldn’t say that’s the battleground for anything related to pricing.

Brian Lee:	Okay. Thanks. And then, uh, maybe switching gears to the FPD side of the business. Did you say bookings were $18 million in the quarter?

John Swenson:	They were about $20 million, Brian. $18 million was related to one contract.

Brian Lee:	One contract. And, maybe, looking ahead—do you guys have any increased visibility on that side of the business? And, maybe, any updates on your outlook for getting some Gen 8 contribution here? That’s all I have. Thanks guys.

Steve Schwartz:	Yeah, Brian. I think at this moment, and of course it varies even from call to call, it feels like there’s some slowing going on in the FPD. We think that the 5.5 project that utilizes our—what we’ll ultimately offer for a Gen 8 technology, positions us pretty well. But it feels like some—it feels like our next Gen 8 opportunity is pushed out probably toward 2008 rather than 2007.

Brian Lee:	Okay. Thanks guys.

Operator:	Thank you. Our next question comes from Mark Fitzgerald with Banc of America Securities. Please go ahead.

Mark Fitzgerald:	Hey, just to clarify on these three projects at $25 million to $30 million and five at $5 million to $15 million—are those all semiconductor projects?

Steve Schwartz:	There’s some FPD in there in the $5 million to $15 million batch, Mark.

Mark Fitzgerald:	Okay. So, those are the total projects that ASI is chasing at this point over the next three quarters—is that the way we take it?

Steve Schwartz:	Mark, I’ll give you an example on average over the last four to six quarters. We get orders from about 15 different customers. But, what—we try to give you some color on is the larger projects here.

Mark Fitzgerald:	Okay. I mean just quickly—I took the mid-point of those ranges and did some math here; and that’s like about $50 million per quarter for those projects, which would suggest that bookings are going to be down from where we are today. Is that the wrong way to look at that?

Steve Schwartz:	Yeah, I think, maybe we—Mark [laughs] maybe we gave you too much color.

Mark Fitzgerald:	[INAUDIBLE]

John Swenson:	Mark, it’s three at $25 million to $30 million is something in the range of $75 million to $100 million on the three big ones, and then you’ve got another $50 million or so on the smaller ones we talked about. So, that would be $150 million just on the major stuff over the next two quarters, Mark.

Mark Fitzgerald:	All right.

John Swenson:	And then, there’s a lot of cats and dogs after that.

Mark Fitzgerald:	I was doing it over three quarters.

John Swenson:	We said two.

Mark Fitzgerald:	Two quarters?

John Swenson:	Yes.

Mark Fitzgerald:	Okay. So, basically, what you’re suggesting by this is that bookings should be up, then? Is that fair?

Steve Schwartz:	From the current quarter, yes.

Mark Fitzgerald:	Okay. Uh, thank you.

Operator:	Thank you. Our next question comes from Jay Deahna with JP Morgan. Please go ahead.

R. J. Supra:	Good Afternoon. This is R. J. Supra calling in for Jay. First a quick question on your, uh—as you track your projects, what do you see for projects going into 2007 of memory and foundry? Do you see them more front-end loaded or back-end loaded?

Steve Schwartz:	Actually, R. J., the distribution of the projects takes us some time. And so we’ll do an install over a three or four quarter period. And so, it’s really tough for us to say, because we start with an install. We go to qualification; ultimately, we go to release. And so, we’re shipping products now pretty significantly. We guided revenue up, uh, in the September quarter, up again in December, and likely, it will be up again in March. And so, we’re—we’re starting to see the bookings that we have in backlog, shipping and going to revenue, at least over the next two to three quarters.

R. J. Supra:	So, does that mean that there’s a significant first half loading, or more of second half loading?

Steve Schwartz:	More because we don’t know what the second half looks like. We—all we know is how busy we’re going to be in the first half and we’ll be shipping a lot of product.

R. J. Supra:	So, year-over-year, you’ll be up in the first half?

Steve Schwartz:	You’re talking about calendar ‘07 R. J.?

R. J. Supra:	Yes. I should have made that clear.

Steve Schwartz:	Let’s not go out there, yet, okay?

R. J. Supra:	Okay. Uh, that’s fair enough. And so, uh, the housekeeping question—what’s your head count?

Steve Schwartz:	Uh, head count—total head count, uh, uh, 1,010.

R. J. Supra:	Okay. Thanks.

Operator:	Thank you. Our next question comes from Robert Maire with Needham & Company. Please go ahead.

Robert Maier:	Yeah, a couple of questions—first of all, any push-ins or pull-outs, uh—excuse me, pull-ins or push-outs, in the quarter of any significance or any particular changes in momentum on any of the major projects?

Steve Schwartz:	Robert, nothing—nothing meaningful or significant at all. We mentioned 200mm slowed down a little bit; but we see more 200mm activity coming in the next year. But really nothing significant.

Robert Maier:	Okay. And, on this Spartan sorter, can you give us some sort of sense as to what the market size is there and what the opportunity is for you over, say, the next year or two?

John Swenson:	Robert, this is John. Uh, ASP is obviously varied, but some of these mega fabs, the opportunities are turning out to be huge for sorters. It used to be a sorter for every, maybe 2000 monthly wafer starts in a fab. So, you know, the 40,000 wafer start fab might have 20 sorters. That number seems to be going up. And, just to give you an idea, a 40,000 wafer start fab is probably going to spend somewhere around $4 million on sorters. So, fabs that now have in excess of 100,000 wafer starts, we could be looking at—at, uh, you know, 10 to 15 million of sorters easily.

Robert Maier:	Okay. Now, to—in the numbers you’ve quoted for the projects for the projects that you’re working on over the next couple of quarters, does that include sorters in there, or is that just AMHS stuff, or do you separate it out, or how do you view that?

John Swenson:	Only AMHS, Robert. Clearly there are opportunities that are just as large for our other products, but they just don’t come in one lump the way they do in AMHS.

Robert Maier:	Got it. And, uh, one other thing, just in terms of tone across memory flash versus DRAM, it seems like I’m hearing a little bit about perhaps, more of a push on DRAM than flash, near-term giving a rollout of this. In all that, are you seeing any near-term, changes of balance of business in the memory side and any other trends. I would imagine that foundry still isn’t very active—but, any other significant shift that to, uh, you know, in customer base?

Steve Schwartz:	Robert, nothing—you—we—we have the same sense you do, at least from moment to moment, but the projects that have been scheduled and the ones that we’ve been forecasting to book are still right on schedule. And, this includes both for foundry and—and for DRAM.

Robert Maier:	Oh, okay. Great. Good, thank you.

Operator:	Thank you. Our next question comes from Daniel Berenbaum with the Susquehanna. Go ahead.

Daniel Berenbaum:	Yeah, hi. Good Afternoon. I was wondering if you’d help me understand this service opportunity that you spoke about a little bit better, when you talked about going from, I think, $40 million a year to in excess of $100 million a year. How much of that is, uh, service personnel versus spares? And then, what’s the gross margin on that look to be, maybe, relative to, uh, to corporate average?

Steve Schwartz:	Yeah, Dan, this is Steve. Let me just give you a—a little bit of perspective. The service business gross margin at the moment is almost exactly what the corporate margin is.

Daniel Berenbaum:	Okay.

Steve Schwartz:	We’re running around a $40 million business. We’re running right around mid-30 percent.

Daniel Berenbaum:	Okay.

Steve Schwartz:	Service gross margin for the business. And that would be our expectation going forward. And where we look at the service opportunity, the AMHS projects we’ve installed over the past five years, we’ll have installed about $2 billion of AMHS. And—and this has been going out with two and three-year warranties. There is significant amount of the installed base now that has been performing extremely well. And, fabs have been supported by the company under warranty. We think it provides significant opportunities. So, by almost any means that we model, both the spares, which are actually pretty small, and the performance guarantee and uptime capability in refurbishment of well-traveled vehicles. That’s how we come up with an estimate of somewhere that’s in the $120 million to $150 million per year of service opportunity. And one of the things that happens is when we’re in managing the movement of all the material in the factory, it gives us other opportunities to add service of the load ports and sorters and things that—that we can take care of at the same time.

Daniel Berenbaum:	Okay. And then, maybe along those same lines in terms of new opportunities—can you talk about, you started to talk briefly about what the opportunities are for the combined products—the product synergies between ASI and ATI. Can you, maybe, elaborate a little bit more on that about what the timing is to turn some of those opportunities into revenue? And then, do you see, uh, better gross margins out of those new products? Thanks.

Steve Schwartz:	Uh, yeah, Dan. Let me try again. So, I’ll give you one example about when we look at the sorter market, —to an earlier question—it’s probably in the $100 million to $120 million market opportunity. About 40 percent of that market is for sorters that are integrated with stockers. And so, we see a chance, for example, just at—at the—the Spartan sorter to begin to integrate it onto stockers by combination with the Asyst Shinko products that will add an opportunity somewhere in the range of $40 million or $50 million of market opportunity. We’re integrating our sorters on stockers, both for ASI and for AMHS competitors’ stockers. So, we already have that as an ongoing business. It’s just beginning to start. But, once this—this can go out as a pre-integrated product, uh, the margins certainly won’t decrease. Maybe, there’s some opportunity for a—an increase in gross margin. It’d be tough to speculate on that, uh, at this minute. Uh, we also see significant chances for things like RFID to be on more than load ports, but to be part of the stockers, stocker shelves, and even the vehicles in terms of managing, not just stationary WIP, but also WIP in-transit. So, these are things that we’ll begin to see growing in the $1 million to $2 million per quarter. You won’t see a, a, a $10 million market pop all at once, but the opportunity that grows because of the synergies probably expands our market by something in the range of $100 million to $200 million, in terms of market opportunity over the next couple of years.

John Swenson:	And the share gain opportunity, we think, as well, Dan. As we—we are winning the one strategic backbone application of automation in the fab, and having a simultaneous conversation about the other aspects, the so-called sales synergies, we think, are pretty powerful in terms of share gain opportunity as well.

Daniel Berenbaum:	Great. Thanks. That’s helpful.

Operator:	Thank you. Our next question comes from Hari Chandra with Deutsche Bank. Please go ahead.

Hari Chandra:	Uh, thank you. Uh, can I just quantify the how many points of gross margin opportunity is there, uh, that you can pull out from the ASI supply chain, on, you know, is it already embedded in the 26 percent to 31 percent guidance that they gave, uh, for the intermediate term?

Steve Schwartz:	Yeah, Hari. This is Steve. The 26 percent to 30 percent margin in the backlog is what it is and what it will be right now. We may get some more points out of that before we’ve delivered all of those products. We continue to maintain that somewhere in the range of 30 percent to 35 percent, is what the gross margin of the business can be at some time during the next eight quarters or so.

Hari Chandra:	Okay. Thank you. And also, on the taxes and how should we look at that from a modeling standpoint? How much lower can they go?

John Swenson:	Hari, we’re still working on that structure. So, we can’t comment any more specifically for you yet. We’ll try to do that soon. It’s something we’ll be looking at for the next fiscal year.

Hari Chandra:	Okay. Thank you.

Operator:	Thank you. Our next question comes from Mike Nery with Nery Asset Management. Please go ahead.

Mike Nery:	Uh, my question on the cost saves basically—well, tax saves through cost moves has been asked. The other question, what was the depreciation Capex in the quarter?

John Swenson:	Uh, both about $2 million, Mike.

Mike Nery:	Okay. Thanks.

Operator:	Thank you. Our next question comes from Olga Levinzon with Lehman Brothers. Please go ahead.

Olga Levinson:	Hi, uh, I guess most of my questions have been answered; but when you talked about the two additional wins for the Spartan EFEM, can you talk about which kind of, uh, customers those were?

John Swenson:	Just a second. Let me look for that, Olga.

Olga Levinson:	Okay. Good. Uh, and then, also, just with the going—adding onto that within the—your traction with the Spartan EFEM, you mentioned that you had 11 EFEM customers with 13 tools. Are you seeing—are you getting any of those abilities for, I guess, more volume orders from those existing customers?

John Swenson:	Olga,to that question, absolutely. We almost saw a doubling in Spartan EFEM orders quarter-on-quarter; and this is a quarter when, uh, as you know, the—the equipment business in general was relatively flat. So, these penetrations we’ve had are finally now beginning to ramp their new tools. Uh, so, I—I’m guessing if you looked at some of these customers and the order patterns of their new tools, it would maybe look somewhat like what we’re seeing right now on our EFEM business. But to the first question, one is an inspection tool manufacturer. The other, I believe is in the clean area—the two new ones.

Olga Levinson:	Okay. Great. And, so, yeah, you don’t really have, uh just—you can’t really comment too much on what kind of tax rate you’re going to see at ASI in the next couple of quarters?

Steve Schwartz:	Not yet; but as soon as we can, Olga, we’ll make that part of our guidance.

Olga Levinson:	Okay. Great. Uh, I think that was pretty much all I had. Thanks.

Operator:	Thank you. Ladies and Gentlemen, if there are any additional questions, please press the “*” key followed by the “1” at this time. As a reminder, if you’re on speaker phone, please lift up the handset before pressing the numbers. And our next question is a follow up from Mark Fitzgerald. Please go ahead.

Mark Fitzgerald:	Two quick ones—you gave us the gross margins broken out by ATI and ASI for the quarter. Can you give us combined gross margins for the guidance?

John Swenson:	Mark, combined—you know, we were a little bit loose in terms of the mix between the two businesses, but it will be somewhere in the range of 30 percent, Mark, plus or minus a point.

Mark Fitzgerald:	Okay. And then, the project in, uh, Korea that you broke into, was that a logic line or a memory line?

Steve Schwartz:	That is a back-end application, Mark.

Mark Fitzgerald:	Oh, it’s a back-end? Okay. Thank you.

Operator:	Thank you. Management, there are no further questions. I’ll turn it back to you for any closing comments you may have.

Steve Schwartz:	Okay, well thank you everyone for your time and interest. We look forward to speaking with you next quarter.

Operator:	Thank you. Thank you. Ladies and Gentlemen, that will conclude today’s teleconference. If you would like to listen to a replay of today’s conference, you may dial in at 303-590-3000 with access code: 11075210 and then follow by the “#” sign. Once again, that number is 303-590-3000 and—followed by the access code of 11075210 and then followed by the “#” sign. We thank you again for your participation; and you may now disconnect.
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